Exhibit 16

August 18, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0213

Ladies/Gentlemen:

Squar, Milner, Peterson, Miranda & Williamson, LLP (the “Firm,” “our,” or “we”), has read the Form 8-K dated August 6, 2009 that was filed by New Century Companies, Inc. (the “Company”) on August 7, 2009 regarding their recent change in certifying accountant; such filing is hereinafter referred to as “the Form 8-K.” We have also read a draft of the Form 8-K/A dated August 6, 2009 that the Company intends to file on or about August 19, 2009. The filing described in the preceding sentence is hereinafter referred to as “the Form 8/K/A.”

This letter intentionally does not disagree with or otherwise comment on matters that were in our view improperly excluded from the Form 8-K, but included (in a manner that complies with Item 304 of Regulation S-K) in the Form 8-K/A. In addition, as to matters discussed in both of the aforementioned filings, we only considered the Form 8-K/A disclosure thereof; our comments (if any) on such matters are therefore based exclusively on the related Form 8-K/A text.

Except as explained below, we agree with the Company’s statements in the Form 8-K/A.

We have no basis to agree or disagree with the statements that the Company’s Board of Directors (1) resolved to dismiss the Firm, or (2) approved the engagement of KMJ Corbin & Company, LLP (“KMJ”), as the Company’s new independent registered public accounting firm. In addition, we have no basis to agree or disagree with the statements relating to the Company’s contact (if any) with KMJ during the January 1, 2007-August 6, 2009 period described in the sixth paragraph of the Form 8-K/A.

We have no basis to agree or disagree with the statements about the Company’s unaudited March 31, 2009 condensed consolidated financial statements included in the Form 8-K dated August 14, 2009 that was filed by the Company on August 17, 2009, as described in the second paragraph of “B (1)” in the Form 8-K/A.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP